Exhibit 3.1(b)

CERTIFICATE OF MERGER OF A

FOREIGN CORPORATION INTO

A DOMESTIC CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is FIRST CHOICE HEALTHCARE SOLUTIONS, INC, a Delaware corporation, and the name of the corporation being merged into this surviving corporation is MEDICAL BILLING ASSISTANCE, INC, a Colorado corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is FIRST CHOICE HEALTHCARE SOLUTIONS, INC., a Delaware corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The authorized stock and par value of the non-Delaware corporation is 100,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.10 per share.

SIXTH: The merger is to become effective on April 4, 2012.

SEVENTH: The Agreement of Merger is on file at First Choice Healthcare Solutions, Inc., 709 S. Harbor City Blvd., Suite 250, Melbourne, FL 32901.

EIGHTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, this 27th day of March, 2012.

FIRST CHOICE HEALTHCARE SOLUTIONS, INC.

By:	/s/ Chris Romandetti
Name: Chris Romandetti
Title: Chief Executive Officer